SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number 1-12452

                             AVALON PROPERTIES, INC.

==============================================================================
            (Exact name of registrant as specified in its charter)

                            15 River Road, Suite 210
                              Wilton, CT 06897-4064
                                 (203) 761-6500

==============================================================================
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
9.00% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share 8.96% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share

==============================================================================
           (Title of each class of securities covered by this Form)

                                      None

==============================================================================
(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a) (1) (i)         [X]        Rule 12h-3(b) (1) (i)      [X]
      Rule 12g-4(a) (1) (ii)        [ ]        Rule 12h-3(b) (1) (ii)     [ ]
      Rule 12g-4(a) (2) (i)         [ ]        Rule 12h-3(b) (2) (i)      [ ]
      Rule 12g-4(a) (2) (ii)        [ ]        Rule 12h-3(b) (2) (ii)     [ ]
                                               Rule 15d(6)                [ ]

Approximate number of holders of record as of the certification or notice date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Avalon Properties, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 5, 1998                 BY: /s/  Richard L. Michaux
                                        ---------------------------------------
                                    Name: Richard L. Michaux
                                    Title: Chairman and Chief Executive Officer
                                           Avalon Properties, Inc.